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              [Barr Rosenberg Variable Insurance Trust Letterhead]




                                                    March 15, 2001



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Barr Rosenberg Variable Insurance Trust - CIK No. 000105826; Request for Withdrawal of Registration Statement on Form N-14; File No. 333-56638.

Ladies and Gentlemen:

     On March 7, 2001, a registration statement on Form N-14 was inadvertently filed under the above CIK No. and Edgar submission header for the Barr Rosenberg Variable Insurance Trust, instead of the CIK No. and submission header for the intended registrant, the Barr Rosenberg Series Trust.

     Accordingly, the Barr Rosenberg Variable Insurance Trust hereby requests withdrawal of the registration statement pursuant to Rule 477(a) under the Securities Act of 1933.

                                   Sincerely,

                                   /s/ Richard L. Saalfeld

                                   Richard L. Saalfeld
                                   President